                                                                    EXHIBIT 10.5

                                 ALLERGAN, INC.
                             MANAGEMENT BONUS PLAN

PURPOSE OF THE PLAN

The Allergan, Inc. Management Bonus Plan (the "Plan") is designed to reward eligible management-level employees for their contributions to providing Allergan's shareholders increased value for their investment through the successful accomplishment of specific Company-wide financial objectives and individual performance objectives.

PLAN YEAR

The Plan year for U.S. operations runs from January 1, 1995, through December 31, 1995. For international operations, the Plan year is December 1, 1994 through November 30, 1995.

ELIGIBILITY

All regular, full-time employees in salary grades 7E and above who are not covered by any other bonus or sales incentive plan are eligible to participate in the Plan. U.S. participants must have been employed on or before June 30, 1995; international participants must have been hired on or before May 31, 1995. Participants must be actively employed by Allergan on the date bonuses are paid in order to be eligible to receive a bonus. Participants who resign or are terminated for reasons other than those noted below will receive no bonus.

Bonuses, if any, for participants who become eligible after the beginning of the plan year, retire (defined as age 55 or over with at least 5 years of service), become disabled, die or transfer into a position covered by another incentive plan will be pro-rated. Bonuses, if any, for participants who are laid-off will be prorated provided the participant was eligible for at least six months of the Plan year. All proration will be based on the number of months of participation in the Plan during the Plan year.

PERFORMANCE OBJECTIVES

Bonuses for Plan participants are based on both organization performance and individual performance in relation to pre-established objectives, as follows:

ORGANIZATION OBJECTIVES. Organization performance is measured in terms of Allergan, Inc.'s increase in shareholder value, as shown by achievement of financial objectives relating to the following measures:

o        Cash Flow Return On Investment (CFROI) is defined as follows:

                           CASH FLOW FROM OPERATIONS
    (NET INCOME PLUS DEPRECIATION, PLUS OR MINUS CHANGES IN WORKING CAPITAL)

                             GROSS CASH INVESTMENT
 (TOTAL ASSETS PLUS ACCUMULATED DEPRECIATION, MINUS CASH AND NON-DEBT CURRENT
                                 LIABILITIES)

o Sales Growth is defined as the incremental increase in sales over the previous year, expressed as a percentage.

o Earnings per share (EPS) is defined as net earnings divided by the weighted average number of common and common equivalent shares.

INDIVIDUAL OBJECTIVES. MBOs are prepared by each participant and his or her supervisor at the beginning of the Plan year and may be modified throughout the year as necessary. Objectives should reflect major results and accomplishments to be achieved in order to meet short- and long-term business goals which contribute to increased shareholder value. MBOs are expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant's business unit, such as managing inventory levels, receivables, expenses, or payables; increasing sales; eliminating unnecessary capital expenditures, etc.

At the end of the Plan year, the supervisor evaluates the participant's performance in relation to his or her objectives in order to determine the size of the bonus award, if any. A more detailed description of how the award is calculated is provided under "Individual Bonus Award Calculation."

BONUS POOL CALCULATION

Bonuses are funded when the Company achieves threshold levels of performance in relation to the measures of CFROI, sales growth, and EPS.

                            PERFORMANCE MATRIX AWARD

See Appendix A.

INDIVIDUAL BONUS AWARD CALCULATION

Target bonus awards are expressed as a percentage of the participant's year-end base salary. For U.S. participants, year-end is December 31, 1995; for international participants, year-end is November 30, 1995. The target percentages vary by salary grade (see addendum). If a participant changes grades during the plan year, his or her bonus will be prorated to reflect the amount of time in each grade, the participant's salary at the time of grade change and at year-end, and the bonus percentage relating to each grade.

A participant's actual bonus award may vary above or below the targeted level based on the supervisor's evaluation of his or her performance in relation to the predetermined MBOs. The bonus can be modified between 0%-150% of the targeted bonus. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

TOP CONTRIBUTION PLAN

If Company performance does not reach threshold levels, a discretionary bonus pool will be funded, up to 30% of the target bonus pool. Participants eligible for bonus award payments under the Top Contributor Plan are those employees who have made extraordinary individual contributions to the organization. Individual awards under this Plan must be at least 50% of the employee's targeted bonus amount. However, the total of all Top Contributor bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

METHOD OF PAYMENT

Cash awards are paid following the review and authorization of bonuses by the Board of Directors, usually in late February following the close of the Plan year. Bonuses will be paid within 30 days following management communication of the award, through the participant's normal payroll channel.

CHANGE-IN-CONTROL

If a change-in-control occurs after the close of the plan year but prior to payment and Company performance supports bonus pool funding, participants will be eligible for a bonus based on performance in relation to predetermined objectives.

If the change-in-control occurs during the plan year and Company performance supports bonus pool funding, participants will be eligible for a bonus based on performance in relation to predetermined objectives and prorated to reflect the number of months prior to the change in control.

CONFIDENTIALITY

This plan document contains confidential, non-public information about Allergan's Management Bonus Plan. The information, particularly EPS target, is intended solely for Allergan's management and is not to be disclosed to persons outside of Allergan or to non-management personnel who don't have a need to know.

GENERAL

Management reserves the right to define organizational performance and individual performance and to review, alter, amend, or terminate the Plan at any time. This Plan does not constitute a contract of employment and cannot be relied upon as such. Any questions regarding this Plan should be directed to the Human Resources department or the Director, Compensation. This Management Bonus Plan document supersedes any previous document you may have received.

                                    ADDENDUM
                                 ALLERGAN, INC.
                             MANAGEMENT BONUS PLAN

                                 TARGET AWARDS

                SALARY GRADE                      TARGET BONUS*
                     7E                                10%
                     8E                                15%
                     9E                                20%
                     10E                               25%
                     11E                               30%
                     12E                               35%
                     13E                               40%
                     14E                               50%
                     15E                               50%
       Executive Vice President, Chief                 55%
              Operating Officer
        President and Chief Executive                  60%
                   Officer


                                       *As a percentage of year-end base salary.